Filed pursuant to
Rule 424(b)(3)
File No. 333-87218
File No. 333-132399
File No. 333-137802
File No. 333-161382
File No. 333-164778
File No. 333-168357
File No. 333-168963

PHL VARIABLE INSURANCE COMPANY

Phoenix MVA

Phoenix Foundations® Equity Index Annuity

Phoenix Guaranteed Income Edge® - Lockwood Advisors, Inc.

Phoenix Guaranteed Income Edge® - Investors Capital Advisory Services

Phoenix Guaranteed Income Edge® - Portfolio Design Advisors

Phoenix Guaranteed Income Edge® - Institute for Wealth Management, LLC

Phoenix Guaranteed Income Edge® - J. P. Turner & Company Capital Management, LLC

PHL Variable Accumulation Account	PHLVIC Variable Universal Life Account
The Big Edge Choice®	Phoenix Benefit Choice VUL®
Phoenix Spectrum Edge®	Phoenix Joint Edge® VUL*
Phoenix Spectrum Edge®+
Phoenix Dimensions ®

SUPPLEMENT DATED MARCH 6, 2013

TO THE

PROSPECTUSES AND STATEMENTS OF ADDITIONAL INFORMATION

DATED APRIL 30, 2012, SUPPLEMENTED SEPTEMBER 20, 2012 AND NOVEMBER 16, 2012*

Our Financial Statements

As previously disclosed to you by prospectus supplement, we have determined that our audited financial statements for the years ended December 31, 2011, 2010, and 2009 prepared in accordance with accounting standards generally accepted in the United States, or “GAAP,” (the “Previously Issued Financial Statements”), should be restated to correct certain errors. Management evaluated these errors, determined that they had a material impact on the Previously Issued Financial Statements, and indicated that the Previously Issued Financial Statements should no longer be relied upon. The restated GAAP financial statements, which will correct the errors in the Previously Issued Financial Statements, are not completed at this time. They will not be filed with the Securities and Exchange Commission until sometime after March 31, 2013.

We prepare our financial statements both in accordance with GAAP, and with statutory accounting principles, as prescribed or permitted by our state insurance regulators. As described more fully below, we make our unaudited financial statements prepared in accordance with statutory accounting principles available on our public website. We are providing this supplement to you to:

•	list some of the major differences between GAAP accounting and statutory accounting practices

•	explain how you can access our statutory financial statements either via the internet or by contacting us

•	reaffirm that you may continue to exercise your contract rights while we complete the preparation of the corrected GAAP financial statements.

The discussion of our financial results contained in this supplement has been prepared by management and represents management’s current assessment of the results, which have not been audited or reviewed by our independent registered public accounting firm.

*	Phoenix Joint Edge® VUL last effective prospectus and Statement of Additional Information dated April 29, 2011 and previously additionally supplemented.

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Statutory Financial Statements

The errors in our Previously Issued Financial Statements are not expected to have a material impact on our statutory financial results for any of the periods noted. As described above, we prepare financial statements on the basis of statutory accounting principles, which are predominately promulgated by the National Association of Insurance Commissioners, for use by state insurance regulators who are responsible for regulating insurance company solvency and other matters. Statutory accounting practices are principally designed to allow state insurance regulators and contractowners to determine if an insurance company can pay its claims at present, while GAAP financial statements are among other things, used by investors to determine if the business of the insurance company is profitable and to assess its financial condition.

Statutory accounting practices differ from GAAP accounting practices. The following statutory accounting practices constitute major differences from GAAP practices:

•	The costs related to acquiring business, principally commissions and certain policy issue expenses are charged to income in the year incurred.

•	Statutory concepts such as non-admitted assets, asset valuation reserve and interest maintenance reserve are recognized.

•	Bonds are primarily carried at amortized cost.

•	For individual non-participating term life policies, premiums are recognized at the anniversary date.

•	For universal life and annuity contracts, premiums or deposits are recognized as revenue when paid, and withdrawals are recognized as surrender benefits.

•	Statutory reserve assumptions are generally more conservative.

•	Assets and liabilities are reported net of reinsurance balances.

•

The statutory provision for federal income taxes represents estimated amounts currently payable based on taxable income or loss reported in the current accounting period. Deferred income taxes are provided in accordance with Statement of Statutory Accounting Principle (“SSAP”) No. 101, Income Taxes, a Replacement of SSAP No. 10R and SSAP No. 10 (“SSAP No. 101”) and changes in deferred income taxes are recorded through surplus. The realization of any resulting deferred tax asset is limited based on certain criteria in accordance with SSAP No. 101.

The Company’s unaudited statutory financial statements are not prepared for use by investors and contractowners to make investment decisions. The Company is highlighting the availability of the unaudited statutory financial statements to you since current GAAP financial information is not yet available. The Company’s statutory financial statements are not a replacement for GAAP financial information. Variances between the Company’s statutory financial information and GAAP financial information are likely to be material.

The Company’s unaudited statutory financial statements for the year ended December 31, 2012, as well as for the years ended December 31, 2011, 2010 and 2009 are available on our public website, www.phoenixwm.com at http://phx.corporate-ir.net/phoenix.zhtml?c=97632&p=irol-statstatement. You may also request copies free of charge by contacting us at 1-800-541-0171.

What This Means To You

We know it is important for you to understand how the restatement may affect you. Management of the Company believes that the errors which are being corrected in the restatement are not expected to have any material effect on our ability to perform our obligations to you under your contract and you may continue to make transactions according to the terms and conditions of your contract.

We encourage you to contact us at 1-800-541-0171 if you have any questions about making transactions under your contract.

Where to Get More Information

We file certain information with the SEC. This information is available free of charge by contacting us at: Investor Relations, One American Row, P.O. Box 5056, Hartford, CT 06102-5056 or by telephone at 860-403-7100. The SEC maintains a website at www.sec.gov where such information is available without charge upon written or oral request.

This supplement should be retained with your prospectus for future reference. If you have any questions, please contact us at 1-800-541-0171.

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This supplement may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These forward-looking statements include statements relating to trends in, or representing management’s beliefs about, future developments affecting us and our future transactions, strategies, operations and financial results, and often contain words such as “will,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should” and other similar words or expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on us. They are not guarantees of future developments or performance. Actual developments and our actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others, those risks and uncertainties described in any of our other filings with the SEC and the risk that we may be unable to file our restated financial results in the anticipated time frame. Certain other factors which may impact developments, our business, financial condition or results of operations or which may cause actual developments or results to differ from such forward-looking statements are discussed or included in our periodic reports filed with the SEC. You are urged to carefully consider all such factors. We do not undertake or plan to update or revise forward-looking statements to reflect actual developments, results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this supplement, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. If we make any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this supplement, such statements or disclosures will be deemed to modify or supersede such statements in this supplement to the extent incorporated by reference herein.

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